EXHIBIT 10.q

                              SEVERANCE AGREEMENT

AGREEMENT made as of this 30th day of September, 1996 by and between MTS Systems Corporation, a Minnesota corporation ("MTS") and Steven M. Cohoon (the "Executive")
WHEREAS, MTS considers the establishment and maintenance of a sound and vital management to be essential to protecting and enhancing the best interests of MTS and its shareholders; and

WHEREAS, the Executive has made and is expected to make, due to Executive's intimate knowledge of the business and affairs of MTS, its policies, methods, personnel and problems, a significant contribution to the profitability, growth and financial strength of MTS; and

WHEREAS, Executive is willing to remain in the employ of MTS upon the understanding that MTS will provide income security if the Executive's employment is terminated under certain terms and conditions;

THEREFORE, in consideration of the foregoing and other respective covenants and agreements of the parties herein contained, the parties hereto agree as follows:

1. Term of Agreement. This Agreement shall commence on the date hereof and shall continue in effect until the earlier of (A) the date that any and all benefits due to Executive under this Agreement upon the happening of the events set forth herein have been paid and satisfied and all obligations of MTS to the Executive have been performed, (B) the date the Executive and MTS agree in writing to terminate this Agreement, or
         (C) the date the Executive reaches age 65. Notwithstanding the preceding sentence, if a Change in Control occurs, as defined in that certain agreement between the Executive and MTS of even date herewith (the "Change in Control Agreement"), this Agreement shall be superceded by the Change in Control Agreement.

2. Termination By Reason of Death or Disability. This Agreement shall not apply if the Executive's termination of employment is the result of the Executive's death or disability. In the event of the Executive's death or disability while employed by MTS, Executive shall be entitled to such benefits provided under any policy, plan or program governing death or disability maintained by MTS and covering such Executive. The determination of disability and the amount and entitlement of benefits shall be governed by the terms of such policy, plan or program.

3.       Termination for Cause.

         (a) If Executive's employment shall be terminated by MTS for Cause, MTS shall pay to Executive his full base salary through the Date of Termination at the rate in effect at the time Notice of Termination is given and MTS shall have no further obligation to Executive under this Agreement.

         (b) Termination by MTS of Executive's employment for "Cause" shall mean termination as a result of:

                  (i) the conviction of the Executive by a court of competent jurisdiction for felony criminal conduct; or

                  (ii)     willful misconduct by the Executive; or

                  (iii) violation by the Executive of any employment agreement applicable to the Executive.

4. Termination Other Than for Cause. If Executive's employment is terminated by MTS other than for Cause, death or disability, or if Executive voluntarily terminates his employment because a successor to the assets of MTS fails to assume MTS's obligations under this Agreement, Executive shall be entitled to the following benefits:

         (a) MTS shall pay the Executive for a period of 9 months or until the executive reaches age 65, whichever occurs first, a severance payment (the "Severance Payment") of an amount equal to the Executive's Monthly Gross Income, as below. All payments are subject to applicable federal and state withholding.

                  For purposes of this Agreement, Monthly Gross Income shall mean the sum of the following amounts:

                  (i) 1/12 of the highest average base salary for any 12-consecutive month period during the 36 calendar month period ending immediately prior to the Date of Termination; plus

                  (ii) 1/36 of the total Management Variable Compensation paid during the 3 most recent fiscal years ending immediately prior to the Date of Termination; plus

                  (iii) the product of the average percentage of MTS profit sharing contributions to the MTS Systems Corporation Profit Sharing Retirement Plan and Trust (as a percent of Compensation as defined in the Plan) for the 3 most recent Plan Years ending immediately prior to the Date of Termination multiplied by the sum of
                           (i) and (ii) above.

         (b) For a 9-month period after the Date of Termination, or until Executive reaches age 65, whichever occurs first, MTS shall continue to pay its portion of Executive's life, disability, accident and health insurance benefits which the Executive is receiving immediately prior to the Notice of Termination. Executive shall be responsible for payment of his portion of the premiums for such benefits. MTS may deduct from its payment to the Executive those amounts. The MTS portion and the Executive's portion shall be the respective percentages of such premiums paid immediately prior to the Date of Termination. Benefits otherwise receivable by Executive pursuant to this subsection (b) shall be reduced to the extent comparable benefits are actually received by Executive during such 9 -month period, and any such benefits actually received by Executive shall be reported to MTS. At the expiration of said 9 -month period, Executive shall be entitled to continue any of said benefits which qualify as group insurance benefits for continuation coverage under the Comprehensive Omnibus Budget Reconciliation Act ("COBRA") or applicable state law.

         (c) MTS shall pay to Executive all legal fees and expenses reasonably incurred by Executive in seeking to obtain or enforce any right or benefit provided by this Agreement.

         (d) Executive shall be entitled to receive all benefits payable to the Executive under the MTS Systems Corporation Profit Sharing Retirement Plan and any other plan or agreement relating to retirement benefits.

         (e) The Executive's rights under any existing Employee Stock Option Agreement and any future such agreements, including particularly his right to exercise his option rights within three months following his termination of employment, shall continue to be fully effective hereunder.

5. No Mitigation. Executive shall not be required to mitigate the amount of any payment provided for in this Section by seeking other employment or otherwise; nor shall the amount of any payment or benefit provided for in this Section be reduced by any compensation earned by Executive as the result of employment by another employer or by retirement benefits after the Date of Termination or otherwise except as specifically provided herein.

6.       Non-Competition and Confidentialitv.

         (a) Executive agrees that, as a condition of receiving benefits under this Agreement, he will not render services directly or indirectly to any competing organization, wherever located, for a period of 12 months following the Date of Termination, in connection with the design, implementation, development, manufacture, marketing, sale, merchandising, leasing, servicing or promotion of any "Conflicting Product" which as used herein means any product, process, system or service of any person, firm, corporation, organization other than MTS, in existence or under development, which is the same as or similar to or competes with, or has a usage allied to, a product, process, system, or service produced, developed, or used by MTS. Executive agrees that violation of this covenant not to compete with MTS shall result in immediate cessation of all benefits hereunder, other than insurance benefits, which Executive may continue where permitted under federal and state law at his own expense.

         (b) Executive further agrees and acknowledges his existing obligation that, at all times during and subsequent to his employment with MTS, he will not divulge or appropriate to his own use or the uses of others any secret or confidential information pertaining to the business of MTS, or any of its subsidiaries, obtained during his employment by MTS or any of its subsidiaries.

7.       Successors; Binding Agreement.

         (a) MTS will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of MTS to expressly assume and agree to perform this Agreement in the same manner and to the same extent that MTS would be required to perform it if no such succession had taken place. Failure of MTS to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle Executive to terminate his employment by written Notice of Termination and to receive the compensation and benefits from MTS described in this Agreement as if his termination was by MTS other than for Cause.

         (b) This Agreement shall inure to the benefit of and be enforceable by Executive's personal or legal representatives, heirs, and designated beneficiaries. If Executive should die while any amount would still be payable to Executive hereunder if the Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive's designated beneficiaries, or, if there is no such designated beneficiary, to the Executive's estate.


8.       Notice of Termination.

         (a) Any purported termination of Executive's employment by MTS under this Agreement shall be communicated by written notice to the Executive.

         (b) For purposes of this Agreement, "Date of Termination" shall mean the date specified in the written Notice of Termination which shall not be less than 10 nor more than 30 days from the date such Notice of Termination is given.

         (c) Notice of Termination and all other communications provided for in the Agreement shall be deemed to have been duly given when delivered or mailed by United States registered or certified mail, return receipt requested, postage pre-paid, addressed to the last known residence address of the Executive or in the case of MTS, to its principal office to the attention of each of the then directors of MTS with a copy to its Secretary, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

9.       Miscellaneous.

         (a) No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the parties. No waiver by either party hereto at any time of any breach by the other party to this Agreement of, or compliance with, any other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or similar time.

         (b) No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.

         (c) The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Minnesota.

         (d) The invalidity or unenforceability or any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

IN WITNESS WHEREOF, MTS, through its authorized officer, and the Executive have executed this Agreement as of the day and date first above written.


EXECUTIVE:                          MTS SYSTEMS CORPORATION


/s/ Steven M. Cohoon                By  /s/ Donald M. Sullivan
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Steven M.Cohoon                         Donald M. Sullivan

                                    Its Chairman and CEO
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